AGREEMENT OF PURCHASE AND SALE


  THIS AGREEMENT OF PURCHASE AND SALE is made by and between CONNECTICUT GENERAL LIFE INSURANCE COMPANY, a Connecticut corporation, on behalf of its Closed-End Real Estate Fund I ("Seller"), and KALAMAZOO MALL L.L.C., a Delaware limited liability company ("Purchaser"), as of the "Effective Date" (as defined below).


  Seller hereby agrees to sell, and Purchaser hereby agrees to buy, all of the following property: (a) an approximately 23.53 acre parcel of real property, together with all and singular easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances (including any land lying in the beds of any streets, roads or avenues, open or proposed, public or private, in front of or adjoining the Land to the center lines thereof, and in and to any awards to be made in lieu thereof and in and to any unpaid awards for damage to the foregoing by reason of the change of grade of any such streets, roads or avenues, and all rights, licenses, privileges, rights-of-way, strips and gores, hereditaments and such other real property rights and interests appurtenant to the Land) thereunto now or hereafter belonging or appertaining thereto, including, but not limited to, that certain Construction, Operating and Reciprocal Easement Agreement between Scicor Associates, J.C. Penney Properties, Inc.("Penney"), Dayton Hudson Corporation ("Dayton"), and Sears, Roebuck and Co. ("Sears") dated February 7, 1979, as amended by that certain First Amendment dated November 9, 1979, that certain Second Amendment dated October 20, 1981, and that certain Third Amendment by and among the aforementioned parties and Mervyn's ("Mervyn's") dated February 8, 1988 (collectively, the "REA"), located in the City of Portage, County of Kalamazoo, State of Michigan, more particularly described on Exhibit A attached to this Agreement (collectively, the "Land");
(b) the enclosed regional shopping mall located on the Land containing in the aggregate approximately 262,472 square feet (the "Building"), and all other improvements of every kind located in, on and over the Land, generally known as the "Crossroads Mall" (the "Improvements"); (c) the interest of lessor in all tenant leases relating to the Improvements, being the leases referred to on the Rent Roll attached hereto as Exhibit B (such leases, together with any leases hereafter entered into in accordance with the terms of this Agreement, the "Leases") (the Land, Improvements, and the Leases are referred to herein, collectively, as the "Real Property"); (d) all fixtures, equipment, and other personal property (both tangible and intangible, including, without limitation, any service and maintenance agreements applicable thereto, other than the property management agreement, which, unless otherwise requested by Purchaser, shall be terminated), contract rights, permits and warranties, to the extent that the same are assignable, tenant lists, approvals, advertising materials, telephone numbers, consumables, inventories, books and records, and Seller's interest in the name "Crossroads Mall" which are owned by Seller and contained in or related to the Improvements (all of the foregoing, collectively, the "Personal Property") (collectively, the Real Property and the Personal Property are sometimes referred to herein as the "Property").

  The purchase price which the Purchaser agrees to pay and the Seller agrees to accept for the Property shall be the sum of sixty-eight Million Dollars ($68,000,000) (hereinafter referred to as the "Purchase Price"), subject to adjustment as provided in Article V hereof, payable as follows:

   (a) An earnest money deposit (the "Deposit") of Six Hundred Thousand Dollars ($600,000), in cash, to be deposited by Purchaser with Lawyers' Title Insurance Company (the "Title Company"), upon delivery of three (3) executed copies of this Agreement to Title Company, such Initial Deposit to be held in an interest-bearing escrow account by Title Company;

   (b) The balance of the Purchase Price (subject to adjustments as hereinafter set forth) shall be paid at time of Closing by Federal wire transfer through the Title Company, with the transfer of funds to Seller to be completed on the day of the Closing.

  All interest earned on the Deposit shall be deemed to be a part thereof. The Deposit shall be paid to Seller at the Closing as a credit against the Purchase Price. Purchaser shall provide the Title Company with its tax identification number, and all interest on the Deposit shall be for Purchaser's account for tax purposes.

  In addition to the Initial Deposit, Purchaser shall deposit three (3) fully executed copies of this Agreement with the Title Company immediately after both parties have executed it. The date of such deposit shall be acknowledged by the Title Company on all copies, and such date shall be the "Effective Date" of this Agreement. The Title Company shall retain one copy of this Agreement and deliver one copy hereof to each of Purchaser and Seller.

   (a) At the Closing, Purchaser shall assume (i) the liabilities and obligations of Seller arising from and after the Closing Date under or in respect of the Leases (including any obligation to refund any security deposits to the extent credited to Purchaser), the REA and assigned service contracts (with the liability of Purchaser being limited to the same extent, if any, as Seller's liability is limited thereunder) but only to the extent such liabilities and obligations do not arise out of any transaction, event, circumstance, action, failure to act or occurrence of any sort or type which occurred, existed or was taken prior to the Closing Date and (ii) other liabilities and obligations herein described to the extent Purchaser has received proration credit therefor. All of the obligations to be assumed by Purchaser pursuant to this Section 2.2(a) are hereinafter referred to as the "Assumed Liabilities".

   (b) Except as otherwise herein expressly provided, Purchaser is not assuming and shall not by virtue of the consummation of the transactions set forth herein be deemed to have assumed any liabilities or obligations of Seller, whether or not the same relate to the Property or were incurred in connection with the ownership, use, management or operation thereof by Seller or by its agents (collectively, "Seller's Liabilities"). Without limiting the foregoing, Seller's Liabilities shall include all federal, state and local taxes of whatever kind and nature (other than real estate taxes and assessments on real property for which Purchaser has received credit hereunder), and liabilities relating to any employees, employee benefit plans or collective bargaining agreements of Seller, including without limitation severance pay obligations.

  If Seller has complied with all of the covenants and conditions contained herein and is ready, willing and able to convey the Property in accordance with this Agreement and Purchaser fails to consummate this Agreement and take title, then the parties hereto recognize and agree that the damages that Seller will sustain as a result thereof will be substantial, but difficult if not impossible to ascertain. Therefore, the parties agree that, in the event of Purchaser's default, Seller shall, as its sole remedy, be entitled to retain the Deposit as liquidated damages, and neither party shall have any further rights, remedies or obligations with respect to the other under this Agreement, except for the Surviving Covenants (hereinafter defined).

  In the event that Purchaser has complied with all of the covenants and conditions contained herein and is ready, willing and able to take title to the Property in accordance with this Agreement, and Seller fails to consummate this Agreement and convey title as set forth herein, then Purchaser shall have the right (a) to terminate this Agreement and recover the Deposit, and (b) to seek all remedies available at law and in equity (including without limitation specific performance), provided, however, that in an action for damages, Purchaser shall be limited to recovering its actual out-of-pocket costs but not any consequential, special, or punitive damages.

  The parties hereto agree to conduct a closing of this sale of the Property (the "Closing") on or before 10:00 a.m. on January 4, 1999, as such date may be extended in writing by mutual consent of Seller and Purchaser (the actual date of Closing being hereinafter referred to as the "Closing Date") in the Chicago office of the Title Company, or at such other place as may be agreed upon by the parties hereto, through a closing escrow established with the Title Company.

  At Closing, Seller shall execute and deliver or cause to be delivered to Purchaser (a) a Corporate Deed (the "Deed"), in the form attached hereto as Exhibit B, which Deed shall be in recordable form and sufficient to convey Seller's interest in the Real Property to Purchaser, subject, however, to (i) the provisions of all instruments and agreements of record which Purchaser has accepted pursuant to Section 6.5 hereof; (ii) applicable zoning laws, ordinances and regulations; (iii) real estate taxes for 1998 (as applicable) and subsequent years not yet due and payable, (iv) the rights of tenants under the Leases at the time of Closing, and (v) any encumbrances created or permitted by the terms of this Agreement approved by Seller and Purchaser;
(b) a Bill of Sale and General Assignment in the form attached hereto as Exhibit C, dated as of the Closing Date conveying to Purchaser any and all Personal Property (the "Bill of Sale"); (c) an Assignment and Assumption of Leases and Security Deposits in the form attached hereto as Exhibit D, dated the date of Closing, assigning all of the landlord's right, title and interest in and to any Leases (and the security deposits thereunder) covering all or any portion of the Real Property (the "Assignment of Leases"); (d) Tenant Notification Agreements (the "Tenant Notices") in the form of Exhibit E attached hereto, dated the date of the Closing, executed by Seller, and complying with applicable statutes in order to relieve Seller of liability for tenant security deposits (provided the security deposits are paid to Purchaser), notifying the tenants of the Real Property that the Property has been sold to Purchaser and directing the tenants to pay rentals to Purchaser (or Purchaser's designated agent); (e) to the extent in Seller's possession or under Seller's control, the originals of all Leases and the REA, as-built plans and specifications, maintenance and service and any other contracts that are to be assumed, and all licenses, permit and certificates of occupancy for the Property or the Improvements to the extent the same are in Seller's or its property manager's possession or control, together with all records, books of account and papers of Seller relating to the construction, ownership and operation of the Property, including without limitation, architect's drawings, blue prints, maintenance logs, copies of warranties and guaranties, instruction books, records and correspondence relating to insurance claims, financial statements, proposed operating budgets for 1998 and 1999, paper and electronic media copies of data and other information relating to the Property available from personal computers, structural, mechanical, geotechnical or other engineering studies, soil test reports, environmental reports, feasibility studies, appraisals, ADA surveys or reports, marketing studies and mall documents and compilations (collectively, the "Books and Records"); (f) notices to each party to the REA (the "REA Notices") notifying such parties that the Property has been sold to Purchaser; (g) an Assignment of Reciprocal Easement Agreement (the "REA Assignment") in the form of Exhibit L, assigning to Purchaser Seller's interest in the REA; (h) an updated Rent Roll, in the form of the Rent Roll attached hereto as Exhibit G, dated within fifteen (15) days of the Closing Date; (i) an affidavit that Seller is not a "foreign person" in the form attached as Exhibit H; (j) a master key or duplicate key for all locks in the Improvements; (k) to the extent in the possession of Seller or Seller's on-site property management company, all maintenance records; (l) a written certificate executed on behalf of Seller and addressed to Purchaser to the effect that all of the representations and warranties of Seller herein contained are true and correct in all material respects as of the Closing Date with the same force and effect as though remade and repeated in full on and as of the Closing Date; (m) the Releases/Directions (hereinafter defined); (n) the instruments, documents or certificates as are customarily required by the Title Company to be executed or provided by Seller as a condition to the issuance of the Title Policy at the Closing pursuant to the Title Commitment, including, without limitation, owner's affidavits, mechanics' lien affidavits, personal undertakings and ALTA Statements; and
(o) any instruments, documents or certificates required to be executed by Seller with respect to any state, county or local transfer taxes applicable to the conveyance of the Property pursuant to this Agreement.

At the Closing, Purchaser will cause the balance of Purchase Price (plus or minus adjustments as hereinafter set forth) to be delivered to Seller, through escrow with the Title Company, and will execute and deliver the Tenant Notices, the Bill of Sale, the Assignment of Leases, the REA Notices and the REA Assignment.

  Both parties agree to deliver to each other (or to a designated third party) such evidence or documents as may reasonably be required in order to evidence the power and authority of Seller and Purchaser and the due authority of, and execution and delivery by, any person executing any of the documents required in connection with this transaction. Both parties will execute and deliver such other documents as are reasonably required to effect the intent of this Agreement.

  Subject to the other provisions of this Section, the items pertaining to the Property that are identified in this Section shall be prorated between the parties on a per diem basis (employing the actual number of calendar days in the period involved and a 365-day year) so that credits and charges with respect to such items for all days preceding the Closing Date shall be allocated to Seller, and credits and charges with respect to such items for all days including and after the Closing Date shall be allocated to Purchaser. Each payment received shall be attributed to the most recent period for which such a payment is due. The parties shall make final adjusting payments as provided in Section 5.10 hereof. All prorations not specifically agreed to herein shall be made in accordance with customary practice in the county in which the Property is located. This Article V shall survive the Closing. Capitalized terms used in this Article V and not heretofore defined shall have the meanings set forth in Section 5.12.

  The following items shall be prorated between Purchaser and Seller as of 11:59 p.m. on the day immediately proceeding the Closing Date:

   (a) real property taxes and assessments (or installments thereof) based on the most recent tax bills except those required to be paid directly to the entity imposing the same by those tenants who are current in all of their Lease payment obligations on the Closing Date;

   (b) water rents and charges, if any, except those required to be paid directly to the entity imposing the same by tenants (who are current in all of their Lease payment obligations on the Closing Date);

   (c) sewer taxes and rents, if any, except those required to be paid directly to the entity imposing the same by tenants (who are current in all of their Lease payment obligations on the Closing Date);

   (d) actually accrued interest, if any, required to be paid to a tenant on security deposits under any Lease;

   (e) amounts, if any, payable by Seller or owed to Seller under the REA;

   (f) annual permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto continue for the benefit of Purchaser following the Closing;

   (g) fuel oil and liquid propane gas, if any, at the cost per gallon or cubic foot most recently charged to Seller with respect to the Property, based on the supplier's measurements thereof, plus sales taxes thereon;

   (h) amounts paid or payable by or to Seller to or from merchants and other associations for promotional funds and other similar contributions or payments;
        (i) Rents actually paid to Seller;

   (j) amounts paid or payable by Seller under the service contracts to be assumed by Purchaser;

   (k) Purchaser shall receive a credit from Seller at Closing for the funds held by Seller with respect to outstanding gift certificates; and

   (l) all other items customarily apportioned in connection with the sale of similar properties similarly located.

  Seller shall cooperate with Purchaser in the transfer of electricity, gas, water and other utility services from Seller's name to the name of Purchaser as of the Closing Date.

  In furtherance of Section 5.2, if any real property assessment affects the Property at the Closing and such real property assessment is payable in installments (whether at the election of Seller or otherwise), the installment relating to, or payable over, the Applicable Closing Fiscal Period shall be apportioned between Seller and Purchaser as of 11:59 p.m. Eastern Standard Time on the day immediately preceding the Closing Date, and the remaining installments shall be the obligation of Purchaser.

   (a) Notwithstanding anything to the contrary contained herein, no adjustments or apportionments shall be made with respect to the expense items listed in Section 5.2 hereof (other than real estate taxes and assessments, as to which adjustment shall be made as set forth in Section 5.2) for the Applicable Closing Fiscal Period or any prior fiscal period to the extent such expense items are payable or reimbursable from funds collected as Adjustable Tenant Charges. Seller shall be responsible for the payment of all such expenses incurred by it, and Purchaser shall be responsible for the payment of all such expenses incurred by it (including without limitation real estate taxes and assessments for which Purchaser has received credit under Section 5.2).

   (b) At the Closing, Seller shall deliver to Purchaser a statement certified to be true and correct to the best of Seller's knowledge, setting forth in reasonable detail and certifying the amount of Adjustable Tenant Charges collected and expenditures for such items of expense (and any credits for real estate taxes) made by Seller for the portion of the Applicable Closing Fiscal Period which precedes the Closing Date and for any prior fiscal period.

   (c) Any amounts collected by Purchaser after the Closing Date which relate to Adjustable Tenant Charges payable with respect to any fiscal period ending prior to the Applicable Closing Fiscal Period shall be remitted to Seller. Within ninety (90) days following the end of the Applicable Closing Fiscal Period, the aggregate amount of Adjustable Tenant Charges, if any, collected from Parties and retained by Purchaser and Seller with respect to the Applicable Closing Fiscal Period shall be apportioned and adjusted such that the total amount of such Adjustable Tenant Charges received by Purchaser, on the one hand, and Seller, on the other hand, shall be in the same proportion as the amount of the expense items to which such Adjustable Tenant Charges relate which each has borne (including without limitation real estate taxes or assessments for which either party has received credit under Section 5.2), and, to the extent that either shall have received a greater share of the payments with respect to Adjustable Tenant Charges, such party or parties shall promptly settle such excess with the other.

  Subject to the provisions of Section 5.7(c), Fixed and Other Tenant Charge Arrearages (which, for purposes of this Section 5.5, shall include, without limitation, any real estate taxes or special assessments or other amounts otherwise required to be paid by a Party directly to the taxing authority but actually paid by Seller to the taxing authority with respect to the amount of the taxes or special assessments actually paid), if and when collected, shall be paid to Purchaser as to Fixed and Other Tenant Charge Arrearages which relate to periods from and after the Closing Date, and to Seller with respect to all other Fixed and Other Tenant Charge Arrearages.

  Sales Based Tenant Charges which are payable with respect to any period prior to the Closing Date or which have been accrued prior to the Closing Date shall not be apportioned as of the Closing Date. In lieu thereof, such amounts shall be apportioned, after the Closing Date, so that the amount thereof under each of the Leases to which Seller shall be entitled, as finally determined, shall be the entire amount thereof with respect to any fiscal period ending prior to the Closing Date, and, for the Applicable Closing Fiscal Period, an amount which bears the same ratio to the total Sales Based Tenant Charges as the number of days in the Applicable Closing Fiscal Period which have elapsed prior to the Closing Date bears to the total number of days in the Applicable Closing Fiscal Period.

  Notwithstanding anything to the contrary contained herein, in determining the adjustments and apportionments pursuant to Sections 5.4, 5.5 and 5.6, the following shall apply:

   (a) Payments of Rents (other than Rents collected pursuant to Section 5.9(b)) shall be deemed to have been made by a Party first to the payment of Fixed and Other Tenant Charges (other than charges for Tenant Services), second to the payment of Sales Based Tenant Charges, third to the payment of charges for Tenant Services (and designated as such in the Lease), fourth to the payment of Adjustable Tenant Charges, and last to the payment of all other items of Rent payable by such Party.

   (b) Any amounts collected by Purchaser as Sales Based Tenant Charges and Adjustable Tenant Charges, within each category, shall be deemed to have been paid by the Party, first, on account of amounts then due Purchaser for periods after the Applicable Closing Fiscal Period, next, on account of amounts then due for the Applicable Closing Fiscal Period and, next, on account of amounts then due for all fiscal years prior to the Applicable Closing Fiscal Period.

   (c) If Purchaser shall receive any Fixed and Other Tenant Charges after the Closing Date from a Party who is delinquent as of the Closing Date in the payment of Fixed and Other Tenant Charges payable under its Lease or REA, as the case may be, such Fixed and Other Tenant Charges shall be deemed to have been paid by such Party, first, on account of amounts owing to Purchaser, next, on account of Fixed and Other Tenant Charge Arrearages due to Seller (after reduction for amounts collected pursuant to Section 5.9(b)), and the balance remaining thereafter shall be retained by Purchaser.

   (d) Notwithstanding anything to the contrary contained in this Section 5.7, a payment of Rent shall be applied to the payment of the item or items of Rent designated by the party making such payment or to which such payment otherwise clearly relates in the good faith judgment of Purchaser.

  At the Closing, Seller shall furnish Purchaser with a schedule setting forth and certifying, as of the Closing Date, the unapplied and unreturned portion of any security deposits which have been deposited with Seller or its agents (or with any predecessor in interest to Seller with respect to the Property or such predecessor's agents) by any existing tenants (the "Security Deposits"), and Seller shall transfer the Security Deposits to Purchaser pursuant to the Assignment of Leases, together with all interest, if any, accrued thereon and required to be paid to tenants. Seller shall retain any deposits on account with any utility company servicing the Property, and Purchaser shall be responsible for obtaining utility service to the Property for the period commencing on the date of Closing and for making all deposits required by the applicable utility providers.

   (a) Purchaser shall use reasonable efforts to collect the Fixed and Other Tenant Charge Arrearages, Adjustable Tenant Charges, Sales Based Tenant Charges and other Rents which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal period, but Purchaser shall not be required to retain a collection agency, commence litigation or file proofs of claim or commence an adversary proceeding in a bankruptcy case, or terminate Leases or the REA in connection with such collection efforts. Purchaser shall not waive or settle any claims for any such amounts in whole or in part to the extent such amounts, if collected, would be payable to Seller hereunder other than in accordance with a commercially reasonable manner as to Rent delinquencies generally. Collection costs shall be charged against amounts collected and charged to the parties hereto in the proportion in which each is entitled to the proceeds of such collection. Purchaser shall provide to Seller quarterly reports after Closing with respect to the collection by Purchaser- after Closing of any such amounts which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal year.

   (b) Seller shall have the right to seek collection of any Fixed and Other Tenant Charge Arrearages owed to it and not collected by or on behalf of it within six months following the Closing Date; provided, however, that in seeking to collect any such Fixed and Other Tenant Charge Arrearages, Seller shall not be entitled to terminate any Lease or the REA or otherwise seek any remedy which could materially affect or impact the Property or the ownership or operation thereof other than a money judgment against the delinquent Party. Purchaser shall not be required to join in any such actions or proceedings commenced by Seller unless the provisions of any law, rule or regulation at the time in effect shall require that such actions or proceedings be brought by and/or in the name of Purchaser, in which event Purchaser shall join and cooperate in such actions or proceedings or permit the same to be brought by Seller in Purchaser's name but Seller shall pay all costs and expenses relating thereto, including without limitation Purchaser's reasonable legal fees in reviewing pleadings and other materials filed in connection with such litigation.

   (c) Notwithstanding anything to the contrary contained herein, Purchaser shall have the right at any time on or after the Closing, and whether or not its joinder shall be required as a matter of law, to join in, or to be substituted for Seller in, any proceedings for the eviction of tenants and/or the collection of Rent which may have been instituted by Seller either prior to or after the Closing, if the tenant in question is still in possession of the premises covered by its Lease and if, in connection therewith, Purchaser intends to seek eviction of such tenant, cancellation of the Lease or repossession of the premises. If Purchaser joins in, or is substituted for Seller as plaintiff in any such litigation, Purchaser shall, thereafter, assume sole liability for all costs and expenses of such litigation, including legal fees and expenses, as may thereafter be incurred (except as provided below) and shall thereafter control all aspects of such proceedings, except that Purchaser shall not be entitled to waive, reduce or otherwise compromise any claims for Rent relating to any period prior to Closing other than in accordance with a commercially reasonable manner as to Rent deficiencies generally. Seller in any event may, at its option, continue to participate in such litigation. In any event, Seller shall reimburse Purchaser for a pro rata portion of its costs and expenses of such collection in proportion to, but in no event in an amount greater than, the amount, if any, actually received by Seller after Closing as a result of such proceedings; provided, however, Seller shall be entitled to a credit for legal fees and expenses incurred by Seller prior to the intervention by Purchaser in connection with the proceedings previously instituted by Seller in connection with such collection efforts.

   (a) Seller and Purchaser acknowledge that it may be difficult to calculate, as of the day immediately preceding the Closing Date, certain of the adjustments, apportionments and payments to be made pursuant to this
Article V. Accordingly, Seller and Purchaser hereby agree that any adjustments, apportionments and payments otherwise required to be made as of the Closing Date may to the extent necessary or desirable be estimated by Purchaser and Seller based on the most recent available data, and, as soon as practicable and if necessary from time to time after the Closing Date, additional adjustments, apportionments and payments shall be made to adjust for any differences between the actual apportionment or adjustment and the amount thereof estimated as of the Closing Date. Any errors or omissions in computing apportionments at the Closing shall be corrected promptly after their discovery. An adjustment shall be made after Closing in favor of Seller for real estate taxes credited to Purchaser pursuant to Section 5.2 upon the payment of such real estate taxes by a tenant or tenants who are required to pay such taxes directly to the entity imposing the same.

   (b) Except for amounts expressly required to be settled by assignment of accounts or deposits pursuant to the above provisions, net prorations and adjustments made pursuant to this Article V as of the Closing Date and determined as provided in Section 5.10(a) shall be settled in cash. From time to time after the Closing as further adjustments are made as herein provided, settlement thereon between Seller and Purchaser shall be made in cash.

   (c) Purchaser, upon reasonable advance notice, shall provide Seller with access to its books and records, including back-up calculations and information, relating to the calculation of the adjustments required to be made pursuant to this Article V.

   (d) Notwithstanding anything to the contrary contained herein, a final determination of the amounts owing under this Article V shall be made as of the date that is twelve(12) months after the Closing Date; provided that if final amounts are not available on such date, the final determination shall be made on the basis of a reasonable estimate, and the amounts determined as of such date to be owing settled in cash no later than ten (10) days thereafter. No further adjustments or payments shall be required to be made under this Article V thereafter (except with respect to legal proceedings for or bankruptcy claims in respect of the collection of Rent which are pending on such date or legal proceedings or bankruptcy claims brought by Seller under Section 5.9(b)).

  Seller and Purchaser shall jointly prepare, execute and deliver at Closing a Closing Statement with respect to the transactions set forth herein.

  "Adjustable Tenant Charges" shall mean common or mall area maintenance (exterior and interior) charges, real estate taxes and assessments, property insurance charges and HVAC charges to the extent denominated as such in the Leases and the REAs.

  "Applicable Closing Fiscal Period" shall mean, with respect to any item which is prorated under Article V, the calendar year (or other fiscal period for which such item is determined or assessed) during which the Closing Date occurs.

  "Fixed and Other Tenant Charges" shall mean Rent other than Adjustable Tenant Charges, Sales Based Tenant Charges and advertising and promotional contributions.

  "Fixed and Other Tenant Charge Arrearages" shall mean Fixed and Other Tenant Charges due and payable prior to but unpaid as of the Closing Date.

"Party" shall mean a party to the REA or a service contract (or the successor or assignee thereof) or a tenant under a Lease, in each case other than Seller or its predecessors in title with respect to the Property.

  "Rents" shall mean fixed, minimum, additional, percentage and overage rents, common area maintenance charges, advertising and promotional fees, insurance charges, rubbish removal charges, sprinkler charges, shoppers aid charges, water charges, utility charges, HVAC charges, amounts payable with respect to real estate and other taxes, and other amounts payable by any Party under the Leases and the REA.

  "Sales Based Tenant Charges" shall mean Rent consisting of overage or percentage rent.

  "Tenant Services" shall mean all services supplied by or on behalf of Seller to tenants for which tenants are separately charged, other than services in the nature of common area maintenance.


  Seller has made available the following items relating to the Real Property for review by Purchaser and Purchaser has approved such items:

   (a) Copies of all service, equipment, supply, concession, utility and maintenance agreements in Seller's or its property manager's possession;

   (b) A Rent Roll prepared as of the first day of the month in which this Agreement is executed, reflecting, as of the date thereof, with respect to each tenant of the Real Property: (i) store number; (ii) name of tenant;
(iii) gross leasable square footage leased; (iv) monthly rental; (v) the expiration date of such tenant's Lease; (vi) utilities which are furnished as part of the rent; and (vii) renewal options, if any;

   (c) Copies of all Leases and the REA;

   (d) Copies of any certificates of occupancy (to the extent in Seller's or its property manager's possession);

   (e) Copies of any lease commission agreements;

   (f) Copies of any major warranties currently in effect (if any and to the extent available in Seller's or its property manager's possession);

   (g) Books and records of the Property in Seller's or its property manager's possession;

   (h) Copies of any environmental, asbestos or engineering studies in Seller's or its property manager's possession;

   (i) A copy of Seller's existing policy of title insurance; and

   (j) Seller's existing survey of the Real Property.

  Purchaser agrees that if for any reason the Closing is not consummated, Purchaser will immediately return to Seller all materials furnished to Purchaser pursuant to this Section 6.1. In the event that Seller does not deliver any of the foregoing items within five(5) Business Days from the Effective Date, the Feasibility Period shall be extended, but only with respect to such missing items, day-for-day, for each day that passes thereafter until such missing items are received.

  In addition to the items set forth in Section 6.1, Seller has made the Property available for inspection by Purchaser during the Feasibility Period and Purchaser has, at Purchaser's risk, conducted an engineering, environmental and/or market and economic feasibility study of the Property and undertaken such physical inspection and tests of the Property as Purchaser deems appropriate. Purchaser has approved the results of all such studies, inspections and tests.

  Purchaser hereby agrees to pay, protect, defend, indemnify and save Seller and the Property harmless against all liabilities, obligations, claims (including mechanic's lien claims), damages, penalties, causes of action, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (whether involving bodily injury or property damage) imposed upon, incurred by or asserted against Seller in connection with or arising out of the entry upon the Real Property by Purchaser's employees, agents or independent contractors in exercising Purchaser's rights under this Section 6.2 and the actions of such persons on the Real Property, but in no event arising out of or against any condition discovered on the Property during such inspections and tests. In the event any part of the Property is damaged or excavated by Purchaser, its employees, agents or independent contractors, Purchaser agrees in the event its purchase hereunder is not consummated, to make such additional payments to Seller as may be reasonably required to return the Property to its condition immediately prior to such damage or excavation or, at Seller's option, to cause such work to be done. Notwithstanding any provision to the contrary herein, Purchaser's obligations under this subparagraph shall survive the expiration or termination of this Agreement, and shall survive Closing.

  Purchaser had until the period ending on December 15, 1998 to conduct its inspection of the documents delivered in accordance with Section 6.1 and to conduct a physical inspection of the Property as set forth in Section 6.2 (the "Feasibility Period").

  Purchaser's obligation to purchase the Property is subject to Seller providing to Purchaser a current survey of the Real Property, which survey shall be an Urban ALTA/ACSM Land Title Survey prepared by a surveyor licensed or registered in the State of Michigan, made in compliance with and meeting the accuracy standards under the "Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys" jointly established by the American Land Title Association and American Congress on Surveying and Mapping then in effect and containing Table A Optional Survey Responsibilities and Specifications 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11 and 13; shall show the boundaries of each of the Land parcels (including without limitation any easement parcels); shall disclose whether or not the Land comprises a single parcel of land with no strips, gores or gaps within its boundaries; shall disclose any encroachments of any Improvements located primarily on the Land onto adjoining premises and public ways (and whether or not a valid easement for the benefit of the Real Property exists and is in place with respect to each such encroachment) or onto or over setback or building lines located on the Real Property or of improvements located primarily on adjoining premises onto any portion of the Land (and whether or not a valid easement for the benefit of the adjoining premises shall exist and be in place with respect to each such encroachment); shall locate all easements created by recorded instruments (to the extent plottable) or visible on the Real Property and shall disclose any encroachment by any of the Improvements, or any other structures located on the Land, in violation of any such easements; shall contain a legal description of the Land; shall show the location of any adjacent public streets, disclosing access, if any, to the Land therefrom; shall show building line(s) and side yard line(s), if any; shall show the configuration and number of parking spaces on the Land; shall show the area of the Land; shall state whether the Land is located in an area designated by HUD as having special flood risks; and shall contain a certificate of the surveyor attesting to the accuracy of the Survey and its conformity to the requirements of the aforesaid Minimum Standard Detail Requirements, which certificate shall be directed to Seller, Purchaser and the Title Company, and to such other persons having an interest in the Property which Purchaser may designate; and which shall be sufficient to cause the Title Company to delete the standard survey exception (the "Survey").

  Purchaser shall have until the date ten (10) days after the receipt of the Survey by Purchaser to object in writing to the Survey, including any objection to the boundaries set forth in the Survey and to the legal description. This contingency shall be deemed satisfied or waived if Seller has not received written notice of Purchaser's objection before such date. Any such written notice shall state all of Purchaser's objections with specificity. Upon receipt of such notice, Seller may, but shall not be obligated to, cure such objections. If Seller cures such objections within fifteen (15) days, or, if such objections are such that they cannot be cured within fifteen (15) days and Seller has commenced curing such objections and thereafter diligently proceeds to perfect such cure (but in no event beyond 45 days unless agreed to by Purchaser), then this Agreement shall continue in force and effect, and the Closing Date shall be adjusted accordingly. If Seller is unable to, or chooses not to, cure such objections within the time permitted, this Agreement shall terminate, Seller shall instruct the Title Company to return the Deposit to Purchaser less one-half the escrow fee charged by the Title Company, if any, and neither party shall have any further obligations hereunder except for the Surviving Covenants. Notwithstanding the foregoing, however, Purchaser may waive such objections that Seller is unable to or chooses not to cure, and upon receipt by Seller of such waiver in full from Purchaser within ten (10) days of notice from Seller that it is unable or chooses not to cure such objections, this Agreement shall remain in full force and effect with no reduction in the Purchase Price.

  If requested by Seller, Purchaser will confirm in writing whether this survey contingency has been satisfied and, if so, the date on which it was satisfied.

  Seller shall be liable for any and all fees and or costs related to obtaining the Survey.

  Seller has provided Purchaser with a commitment for an Owner's Title Insurance Policy (the "Title Commitment"), issued by the Title Company, together with legible copies of all items and documents referred to in the Title Commitment. The Title Commitment will commit the Title Company to issue the Owner's Title Policy to Purchaser at the Closing in the amount of the Purchase Price. Purchaser shall have until the date, which is ten (10) days after receipt of the Survey to state any objections in writing. This contingency shall be deemed satisfied or waived if such written notice of objection is not received by Seller within such ten (10) days. Such written notice of objection shall state all of Purchaser's objections with specificity. Upon receipt of such notice, Seller may, but shall not be obligated to, cure such objection (provided, however, that Seller shall cause any such objection which is a monetary lien of a fixed and ascertainable amount that may be removed solely by the payment of money, excluding real estate taxes which are not yet due and payable, but including without limitation, judgment and mechanics' liens, to be removed at or prior to the Closing and shall deposit with the Title Company releases or other appropriate instruments, in recordable form, sufficient to cause the removal of such items from the title policy to be issued to Purchaser at Closing).
If Seller cures such objections within fifteen (15) days, or, if such objections are such that they cannot be cured within fifteen (15) days and Seller has commenced curing such objections and thereafter diligently proceeds to perfect such cure (but in no event beyond 45 days unless agreed to by Purchaser), then this Agreement shall continue in full force and effect and the Closing Date shall be adjusted accordingly. If Seller is unable or chooses not to cure such objections within the time permitted, then this Agreement shall terminate, and Seller shall instruct the Title Company to return the Deposit less one-half the escrow fee charged by the Title Company if any to Purchaser, and neither party shall have any further obligations hereunder except for the Surviving Covenants. Notwithstanding the foregoing, however, Purchaser may waive such objections that Seller is unable or chooses not to cure within ten (10) days after receipt of a notice that Seller is unable or chooses not to cure such objections, and upon receipt by Seller of such waiver in full from Purchaser, this Agreement shall remain in full force and effect with no reduction in the Purchase Price.

  If requested by Seller, Purchaser will confirm in writing whether this title contingency has been satisfied and, if so, the date on which it was satisfied.

  As a condition to Closing, the Title Company shall deliver to the Purchaser an A.L.T.A. Form 1992 Owner's Title Insurance Policy with extended coverage (the "Owner's Title Policy") dated no earlier than the date of the recording of the Deed, in the full amount of the Purchase Price, insuring that good, marketable and indefeasible fee simple title to the Property is vested in Purchaser, containing no exceptions to such title other than those items listed on Schedule "B" of the Title Commitment that either were approved by Purchaser or as to which objection has been expressly waived by Purchaser or cured by Seller, and any other encumbrances created or permitted by the terms of this Agreement (collectively, the "Permitted Encumbrances"), and affirmatively insuring as a part of Schedule A to such title policy Purchaser's rights under the REA or other appurtenant easements that benefit the Real Property and containing the following endorsements: an extended coverage endorsement over the general exceptions contained in the policy, an endorsement insuring against loss of title to the Property or the inability of the owner of the Property to maintain the improvements now located on the Property by reason of a violation of a covenant, condition or restriction of record affecting the Property, - a location endorsement insuring the accuracy of the Survey, an endorsement insuring legal access to the Property from each of the streets bordering on the Property, and insuring that all such streets are dedicated public streets, a contiguity endorsement, a zoning 3.1 endorsement including coverage over parking, a tax parcel endorsement, and such other endorsements reasonably requested by Purchaser. If the Title Company cannot deliver the Owner's Title Policy to Purchaser as described herein, this Agreement shall terminate, and Seller shall instruct the Title Company to return the Deposit less one-half the escrow fee charged by the Title Company, if any, to Purchaser, and neither party shall have any further obligations hereunder except for the Surviving Covenants.

  In the event that reinsurance is required due to the amount of the Purchase Price, Seller shall cause the Title Company to agree to reinsure portions of the risk covered by its title insurance policy with reinsurance companies reasonably satisfactory to Purchaser under standard reinsurance agreements providing, at a minimum, for direct access and enforcement of rights by the insured party to and against the reinsurer.

  Seller shall be liable for any and all fees and or costs in obtaining the Title Commitment and the Owner's Title Policy.

  It shall be a further condition to Purchaser's obligations hereunder that Purchaser shall have received and reasonably approved, within two (2) days after the delivery thereof, executed estoppel certificates substantially in the form of Exhibit F hereto from each of the tenants identified on Exhibit M attached hereto ("Major Tenants") and from other Tenants occupying at least seventy percent (70%) of the leasable space in the Improvements which is leased as of the date of this Agreement (not including space leased to Major Tenants) (the "Non-Major Tenants"); provided, however, that if the form of estoppel certificate attached hereto as Exhibit F requests information in addition to or different than that required to be given pursuant to a tenant's Lease, this condition will be satisfied for such tenant(s) if such tenant(s) executes an estoppel certificate in the form required pursuant to its Lease. If Seller is unable to obtain an estoppel certificate from any of the Major Tenants or from any of the Non-Major Tenants (the tenants from whom estoppel certificates have not been obtained, the "Missing Tenants"), then, in lieu thereof, Seller may satisfy this condition precedent by providing to Purchaser a certificate pertaining to each Missing Tenant (each a "Seller's Certificate"), covering the same matters that would have been set forth in the Missing Tenant's estoppel certificate (and if, after the Closing, Seller delivers to Purchaser a tenant estoppel certificate from a Missing Tenant for whom Seller executed a Seller's Certificate at the Closing, then Seller thereafter shall be released from said Seller's Certificate). Subject to the preceding sentence, Seller's liability in connection with any Seller's Certificate shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the trust, accuracy or completeness of any Seller's Certificate shall be commenced, if at all, on or before the date which is one (1) year after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect. Prior to the Closing, Seller shall reasonably cooperate with Purchaser or Purchaser's lender in Purchaser's efforts to obtain subordination and non-disturbance agreements ("SNDAs") from Tenants in form satisfactory to Purchaser and its lender; provided, however, that Purchaser's obtaining such SNDAs shall not be a condition precedent to Closing.

  It shall be a further condition to Purchaser's obligations hereunder that Purchaser shall have received and reasonably approved, within two (2) days after the delivery thereof, executed estoppel certificates substantially in the form of Exhibit N hereto from all parties to the REA (other than Seller or its predecessors or affiliates), provided, however, that if the form of estoppel certificate attached hereto as Exhibit N requests information in addition to or different than that required to be given pursuant to the REA, this condition will be satisfied if Purchaser receives an estoppel certificate in the form required pursuant to the REA.

  Within ten (10) days after the Effective Date, Purchaser shall at its sole cost and expense, obtain a search report by an independent search firm selected by Purchaser of the Secretary of State records, county recorder records, local court records (federal, state, county and municipal) and such other official public records with respect to the Property that would disclose the presence of any "Liens" (as hereinafter defined), bankruptcy proceedings, lis pendens or other matters affecting the Property or Seller (collectively, "Lien Searches"). As used herein, the term "Liens" shall mean any liens, security interests, judgments or charges that encumber any part of the Land, the Improvements, or the Personal Property owned by Seller, including, but not limited to, mortgages, deeds of trust, mechanics, materialmen, judicial, tax or governmental liens, pledges, options, rights of first offer or first refusal or other similar items.

  It shall be a further condition to Purchaser's obligations hereunder that:

   (a) At Closing, there is no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority nor any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect which does or is likely to prevent or hinder the timely consummation of the Closing or materially adversely affect the Property or the business of Seller;

   (b) No event or condition shall have occurred or continue to exist on the Closing Date which would limit or impair the availability of utility services to the Property or threaten the continued availability thereof after the Closing Date;

   (c) Between the date hereof and the Closing Date, there shall not have occurred any event which has or could be reasonably expected to have a material adverse affect on the operations or anticipated cash flow of the Property, or materially and adversely affect the value of the Property or the ability of Purchaser, after the Closing, to continue to operate the Property in the manner heretofore operated;

   (d) The Releases/Directions shall have been obtained;

   (e) Any third party consents required to assign any portion of the Property to Purchaser shall have been obtained;

   (f) There shall be no material breach of any of Seller's representations or warranties set forth herein, as of the Closing, and Seller shall have complied, in all material respects, with the covenants and agreements to be complied with or performed by Seller on or before Closing;

   (g) Purchaser, if it elects to do so, shall have obtained updated Lien Searches dated not more than ten (10) days prior to the Closing Date; and
   (h) Purchaser shall not have terminated this Agreement in accordance with any provision hereof.

  In the event of a condemnation of all or a Substantial Portion (hereafter defined) of the Real Property which condemnation shall or would render a Substantial Portion of the Real Property untenantable, or if any portion of the building or parking area comprising the Improvements is taken, Purchaser may, upon written notice to Seller given within ten (10) Business Days of receipt of notice of such event, cancel this Agreement, in which event Seller shall instruct the Title Company to return the Deposit less one-half of the escrow fee charged by the Title Company, if any, to Purchaser, this Agreement shall terminate and neither party shall have any rights or obligations hereunder except for the Surviving Covenants. In the event that Purchaser does not elect to terminate, or if the condemnation affects less than a Substantial Portion or does not affect the building or parking area comprising the Improvements, then this Agreement shall remain in full force and effect, and Seller shall be entitled to all monies received or collected by reason of such condemnation prior to Closing. In such event, the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement, except that there will be an abatement of the Purchase Price equal to the amount of the net proceeds, less costs and reasonable attorney's fees, which are received by Seller by reason of such condemnation prior to Closing. If the condemnation proceeding shall not have been concluded prior to the Closing, then there shall be no abatement of the Purchase Price (other than a credit for any award received by Seller prior to Closing) and at Closing Seller shall assign any interest it has in the pending award to Purchaser. In the event of any condemnation, provided that Purchaser has not terminated this Agreement as provided for herein, Seller shall not compromise, settle or adjust any claim to an award without Purchaser's prior written consent. For purposes of this Section 7.1 and
Section 7.2, "Substantial Portion" shall mean a condemnation or casualty which either (a) is in excess of thirty percent (30%) of the gross leasable area of the Building or such portion of the parking area comprising a portion of the Improvements such that the parking ratio falls below 5.2 spaces per 1000 square feet of gross leasable area in the Improvements; (b) results in the condemnation award, or the proceeds payable under the applicable policy or policies of casualty insurance maintained by Seller, to be insufficient by more than $100,000 to fully repair the damage caused by such casualty or taking, unless Seller shall (at its sole option and without any obligation to do so) grant to Purchaser a credit equal to such deficiency; or (c) causes a "Major Tenant" (as hereafter defined) or party to the REA to, by reason of such casualty or taking, either terminate its Lease or its obligations under any REA, or cease operating at the Property (other than temporarily due to such damage and destruction, remodeling, renovation or any similar cause), or cease operating at the Property under the name under which it was operating immediately prior to such taking or casualty (as permitted by the provisions of such Lease or REA) or have the right to do any of the foregoing (unless such right shall have expired or been waived); (d) with respect to which the estimated time for repair or restoration shall exceed three (3) months; or
(e) in the case of a taking, is a taking with respect to such portion of the Real Property as, when so taken would, in the reasonable opinion of Purchaser, leave remaining a balance of the Real Property, which, due either to the area taken or the location of the part taken would not, under applicable zoning laws, building regulations and economic conditions then prevailing or otherwise, readily accommodate a new or restructured building or buildings of a type and size generally similar to the building or buildings existing on the date hereof, or would result in lack of reasonable access to public roads.

  In the event a Substantial Portion of the Real Property is damaged or destroyed by fire or other casualty (not resulting from acts of Purchaser), Purchaser may, upon written notice to Seller given within ten (10) Business Days of receipt of notice of such event, cancel this Agreement in which event Seller shall instruct the Title Company to return the Deposit less one-half the escrow fee charged by the Title Company, if any, to Purchaser, this Agreement shall terminate and neither party shall have any rights or obligations hereunder except for the Surviving Covenants. In the event that Purchaser does not elect to terminate, or if the casualty results in less than a Substantial Portion of the Real Property being damaged or destroyed, then this Agreement shall remain in full force and effect and Seller shall be entitled to all insurance proceeds received or collected by reason of such damage or loss, whereupon the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement except that there will be abatement of the Purchase Price equal to the amount of (a) the net proceeds, less costs and reasonable attorney's fees, which are received by Seller as a result of such damage or loss, plus (b) any deductible on any insurance proceeds received by Seller; provided, however, that such abatement will be reduced by the amount expended by Seller in accordance with Article VIII hereof for restoration or preservation of the Real Property following the casualty. Alternatively, Purchaser may, in its discretion, have Seller repair or replace the damaged Real Property, and there shall be no abatement of the Purchase Price in such case. However, Purchaser shall not be entitled to require Seller to effect repair or replacement unless the loss is entirely covered by insurance (except for any applicable deductible) and the repair or replacement will take no more than three (3) months to complete. In the event that the Substantial Portion of the Real Property lost or damaged is not entirely covered by insurance, there shall be an abatement of the Purchase Price equal to the amount necessary to repair or replace the damaged Real Property. Seller hereby covenants to maintain all existing insurance policies on the Property until the Closing.

  Seller agrees to give Purchaser notice of any condemnation or casualty promptly after Seller obtains knowledge thereof. If a taking or casualty as set forth in this Article VII shall occur, Seller shall initiate all actions required to adjust, compromise and collect the awards payable by the condemning authority or the proceeds payable under the applicable policy or policies of casualty insurance. In the event Purchaser has not terminated this Agreement as provided for herein, Purchaser shall have the right (but not the obligation) to participate with Seller in the initiation of all such actions and, in any event, Seller shall consult with, and keep Purchaser advised of, Seller's progress in connection therewith.

  Between the time of execution of this Agreement and the Closing, Seller shall maintain the Property in good repair, reasonable wear and tear excepted, the same as though Seller were retaining the Property; except that in the event of a fire or other casualty, damage or loss, Seller shall have no duty to repair said damage. However, Seller may repair any such damage and may, without Purchaser's approval, repair damage where such repair is necessary in Seller's reasonable opinion to preserve and protect the health and safety of tenants of the Property or to preserve the Property from imminent risk of further damage or if required to do so by Seller's insurance carrier. Any such emergency repairs shall be reported to Purchaser within forty-eight (48) hours of their completion.

   (a) After the date hereof and prior to the Closing, no part of the Property, or any interest therein, will be sold, encumbered or otherwise transferred without Purchaser's consent, nor shall Seller engage in negotiations or discussions with, or otherwise solicit or assist, any third party relating to the acquisition by such third party of the Property or the equity interests in Seller.

   (b) After the date hereof and prior to the Closing, Seller shall not enter into any new Leases, or amend, modify or extend any existing Leases in any case without the prior written consent of Purchaser (which consent shall not be unreasonably withheld and shall be granted or denied within five (5) business days after Seller's request therefor, provided that Seller shall provide Purchaser with a copy of any such proposed documents). Purchaser's failure to respond within such five (5) business day period shall be deemed Purchaser's approval of the new lease or amendment, modification or extension of the existing Lease, as applicable. If Purchaser consents to any such new Lease, or to the amendment, modification or extension of any existing Lease, then, if the transaction contemplated by this Agreement is consummated, Purchaser shall be solely responsible for the payment of all leasing commissions in connection therewith and any tenant improvement costs or allowance, move-in allowance and any other payment to the tenant thereunder (whether coming due prior to the Closing, if the transaction contemplated by this Agreement closes, in which case any such amount shall be payable to Seller at Closing, or after the Closing). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Seller shall be and remain responsible for the payment of all leasing commissions and any tenant improvement costs or allowance, move-in allowance and any other payment to the tenant with respect to any new Lease (and if payable after the Closing, Seller shall credit Purchaser for such amounts at Closing) which is scheduled in the offering materials heretofore provided to Purchaser or is otherwise budgeted for 1998 or 1999.

   (c) From the date hereof until the Closing, Seller shall (i) use reasonable efforts to maintain, for the benefit of Purchaser following the Closing, the goodwill of tenants, prospective tenants, vendors and other parties having business relations with Seller; (ii) pay its debts (or in good faith contest the same) and perform its obligations as they become due; (iii) without the express written consent of Purchaser which will not be unreasonably withheld or delayed, not (A) consent to any assignment of or sublease in respect of, or waive any material right under, any Lease, (B) cancel or terminate any Lease or take any action to enforce any Lease which would have the effect of canceling or terminating the same, (C) enter into a new reciprocal easement or similar agreement or amend or modify, consent to the assignment of or waive any material right under the REA, (D) make any alterations to the Property or enter into any new contracts or extend or renew or cancel any contract relating to capital expenditures except as otherwise budgeted or in excess of $10,000, (E) enter into any other new contracts or extend, renew or cancel, consent to the assignment of or waive any material right under any other contract, except for contracts executed in the ordinary and usual course and business and in accordance with past practices and policies which can be terminated without penalty or payment upon not more than thirty (30) days prior notice, (F) consent to, authorize or approve any change in zoning or similar land use classification for the Land or any part thereof or any adjoining or nearby parcels, or any special assessments not heretofore confirmed with respect to the Land, and (G) otherwise take any action which could or would render inaccurate any of the representations or warranties made by Seller in this Agreement; (iv) promptly deliver to Purchaser copies of any notices received by Seller from any person, firm, corporation or governmental agency alleging any default on the part of Seller under any Lease, contract or agreement relating to the Property, or any part thereof, or any violation of any applicable law or ordinance; and (v) promptly advise Purchaser in writing of any pending or threatened litigation, administrative proceeding or condemnation proceeding brought against Seller or the Property.

   (d) From the date hereof through Closing, Seller shall have the continuing obligation to promptly supplement or amend the Exhibits with respect to the representations and warranties made by it to reflect any matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be set forth herein or described thereon. Without limiting the foregoing, if any Leases or contracts, or amendments thereto, are hereafter entered into in accordance with the terms of this Agreement, Seller shall give Purchaser prompt written notice thereof and the appropriate exhibits hereto shall be updated and amended accordingly.

   (e) Seller shall use its reasonable efforts to obtain and deliver the estoppel certificates provided for in Section 6.6 hereof.

   (f) Seller shall use its reasonable efforts to obtain any third party consents required to assign any of the Property to Purchaser.

   (g) If, under applicable law, any notification may be required to be given to, or a clearance may be required to be obtained from, any state or local taxing authorities in order to permit the transfer of the Property as herein contemplated without a Lien attaching to the assets transferred or liability being incurred by Purchaser for any state or local taxes required to be paid or collected by Seller relating to periods prior to the Closing Date, Seller shall obtain appropriate clearances or releases (and/or statements that no clearances or releases are required) from the applicable taxing authorities (which shall include, as to Rental Tax, the appropriate taxing authorities of the state and municipality where the Property is located, as to unemployment tax, the appropriate taxing authority of the state where the Property is located) or, if not available, Seller shall deposit with Purchaser the amount as directed by the applicable taxing authorities (such clearances or releases or directions, the "Releases/Directions"), and Purchaser shall hold such amount until it receives the release or clearance therefor, whereupon Purchaser shall pay to Seller such amount; provided, however, if the delivery of a clearance or release is subject to a demand for payment of all or a portion of the amount held to any taxing authority, Purchaser shall be authorized and directed to pay such sums from the amount deposited by Seller with Purchaser in accordance with the demand and to pay the balance, if any, to Seller.

  Purchaser and Seller represent to each other that they have dealt with no agent or broker who in any way has participated as a procuring cause of the sale of the Property, except Cushman & Wakefield ("Cushman"). Seller shall pay all commissions owed to Cushman in connection with the sale of the Property at Closing. Purchaser and Seller each agree to defend, indemnify and hold harmless the other for any and all judgments, costs of suit, attorneys' fees, and other reasonable expenses which the other may incur by reason of any action or claim against the other by any broker, agent, or finder with whom the indemnifying party has dealt arising out of this Agreement or any subsequent sale of the Property to Purchaser, except for the above-described commission to Cushman, which shall be paid by Seller. The provisions of this Article IX shall survive the Closing and any termination of this Agreement.

  Purchaser hereby agrees and acknowledges that, except as set forth in
Section 10.2 below, neither Seller nor any agent, attorney, employee or representative of Seller has made any representation whatsoever regarding the subject matter of this sale, or any part thereof, including (without limiting the generality of the foregoing) representations as to the physical nature or condition of the Property or the capabilities thereof, and that Purchaser, in executing, delivering and/or performing this Agreement, does not rely upon any statement and/or information to whomever heretofore made or given, directly or indirectly, orally or in writing, by any individual, firm or corporation. Purchaser agrees to take the Property "as is," as of the date hereof, reasonable wear and tear excepted. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE PHYSICAL CONDITION OF THE PROPERTY OR THE SUITABILITY THEREOF FOR ANY PURPOSE FOR WHICH PURCHASER MAY DESIRE TO USE IT. SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER WARRANTIES OR REPRESENTATIONS AS TO THE PHYSICAL CONDITION OF THE PROPERTY. PURCHASER, BY ACCEPTANCE OF THE DEED, AGREES THAT IT HAS INSPECTED THE PROPERTY AND ACCEPTS SAME "AS IS" AND "WITH ALL FAULTS".

  Purchaser understands that any financial statements and data, including, without limitation, gross rental income, operating expenses and cash flow statements, to be made available by Seller to Purchaser, will be unaudited financial statements and data not prepared or reviewed by independent public accountants, and that Seller makes no representation as to the accuracy or completeness thereof.

  Seller makes the following representations and warranties and agrees that Purchaser's obligations under this Agreement are conditioned upon the truth and accuracy of such representations and warranties, both as of this date and as of the date of the Closing:

   (a) Seller is a corporation, duly formed, validly existing and in good standing under the laws of the State of Connecticut and has the corporate power and authority to enter into this Agreement and convey the Property to Purchaser.

   (b) This Agreement is, and all the documents executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed, and delivered by Seller, and is and will be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), and, to Seller's actual knowledge, does not and will not violate any provisions of any agreement to which Seller is a party or to which it is subject.

   (c) Seller has received no notice of any existing, pending or threatened litigation, administrative proceeding or condemnation or sale in lieu thereof, with respect to any portion of the Property, except as noted on
Exhibit I attached hereto.

   (d) There are no parties in possession of, or claiming any possession to, any portion of the Real Property as lessees, tenants at sufferance, licensees (or to the best of Seller's knowledge, trespassers or otherwise) except as noted on Exhibit G.

   (e) There are no attachments or executions affecting the Property, general assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, pending or, to the best of Seller's knowledge, threatened against Seller.

   (f) During the period of Seller's ownership of the Property (i.e. from December 20, 1990 to the Closing Date) Seller has not itself, and to the best of Seller's knowledge no prior owner or prior tenant or other occupant of all or any part of the Property, has used Hazardous Materials (hereinafter defined) on, from, or affecting the Property in any manner that violates federal, state, or local laws, ordinances, rules, or regulations governing the use, storage, treatment, transportation, generation, or disposal of Hazardous Materials (collectively, the "Environmental Laws"), and to the best of Seller's knowledge no Hazardous Materials have been disposed of on the Property. Seller has not received any notice from any governmental unit or other person that it or the Property is not in compliance with any Environmental Law or that it has any liability with respect thereto and there are no administrative, regulatory or judicial proceedings pending or, to the actual knowledge of Seller, threatened with respect to the Property pursuant to, or alleging any violation of, or liability under any Environmental Law. Seller has not installed any underground or above ground storage tanks on, under or about the Property and, to Seller's knowledge, no such tanks are located on, under or about the Property. "Hazardous Materials" shall mean any flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic substances, pollutants, pollution, asbestos, PCB's or related materials regulated under any of the Environmental Laws.

   (g) To Seller's knowledge, (i) the Leases are in full force and effect and have not been modified, and (ii) except as disclosed on Exhibit O, there is no current default in the performance of the obligations of any party under the Leases. As of the Closing Date, no rents due under, or any other interest in, any of the Leases will be assigned to any party other than Purchaser, or otherwise pledged or encumbered in any way.

   (h) To Seller's knowledge, the REA constitutes the only reciprocal easement agreement or operating agreement encumbering the Property. The REA constitutes the entire agreement between Seller and each other party thereto with respect to the subject matter thereof, and Seller has not made any oral promises or agreements amending or modifying the same. To Seller's knowledge, the REA is in full force and effect and has not been modified, and Seller has received no written notice alleging that Seller has defaulted in the performance of its obligations under the REA (which default has not been cured). As of the Closing Date, no amounts due to Seller under, or any other interest of Seller in, the REA will be assigned to any party other than Purchaser, or otherwise pledged or encumbered in any way.

   (i) None of the execution, delivery or performance of this Agreement by Seller does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any lien upon the Property or require the approval or waiver of or filing with any entity (including without limitation any governmental body, agency or instrumentality) under (i) the organizational documents of Seller, or
(ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to Seller.

   (j) To Seller's knowledge, there have been no material defaults by any Party to any service contract which is going to be assigned to Purchaser which have not heretofore been cured. With respect to any service contract which is going to be assigned to Purchaser, there has been no material default (without giving effect to any notice and cure rights) by Seller under any service contract or any claim received by Seller of any such default by any party thereto, which has not heretofore been cured. Seller has not entered into any oral promises or agreements amending or modifying any service contracts. To Seller's knowledge, there are no service contracts with respect to the Property other than those delivered to Purchaser pursuant to Section 6.1 hereof.

   (l) To the best of Seller's knowledge, Seller has not received notice that there is, and to Seller's knowledge there does not now exist, any violation of any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Property or any portion thereof.

   (m) Except as otherwise disclosed on Exhibit O, to Seller's knowledge, none of the tenants now occupying any of the Property or having a current Lease affecting the Property and no Party to any REA, (i) is the subject of any bankruptcy, reorganization, insolvency or similar proceedings or has ceased or reduced or intends to cease or reduce operations at the Property (other than temporarily due to casualty, remodeling, renovation or similar cause), or (ii) has ceased or reduced or intends to cease or reduce operations at the Property.

   (n) Seller has not granted to any person a license or other right to use the name "Crossroads Mall".

   (o) All of the documents and Books and Records that have been delivered or made available to Purchaser by or on behalf of Seller, are complete copies of what they purport to be and, to Seller's knowledge, do not contain any material inaccuracy, and have not been modified or amended, except as specifically noted therein. All information set forth in the exhibits to this Agreement is true, correct and complete in all material respects and not misleading.

  Whenever the term "to the best of Seller's knowledge" or "Seller's knowledge" is used in this Agreement or in any representations and warranties given to Purchaser at Closing, such knowledge shall be the actual knowledge of John R. Saunders, Associate, Real Estate Asset Management (the "Key Personnel"), the asset manager assigned to the Real Property by CIGNA Investments, Inc., authorized agent for Seller, and whom Seller represents is the individual with the primary responsible for the sale of the Property and for overseeing the management and operation of the Property. Seller shall have no duty to conduct any further inquiry in making any such representations and warranties, and no knowledge of any other person shall be imputed to the Key Personnel.

  All representations and warranties contained in Section 10.2 will survive the Closing of this transaction (but only as to the status of facts as they exist as of the Closing, it being understood that Seller makes no representations or warranties which would apply to changes or other matters occurring after the Closing), but shall expire on the date one (1) year from the Closing Date, and no action on such representations and warranties may be commenced after such expiration.

  Neither Seller nor any independent property manager which Seller has hired to manage the Real Property shall, by entering into this Agreement, become liable for any costs or expenses incurred by Purchaser arising subsequent to the date of Closing, including any labor performed on, or materials furnished to, the Real Property subsequent to the date of Closing, or for compliance with any laws, requirements or regulations of, or taxes, assessments or other charges thereafter due to any governmental authority, or for any other charges or expenses whatsoever pertaining to the Property arising subsequent to the date of Closing or to the ownership, title, possession, use, or occupancy of the Property arising subsequent to the date of Closing, whether or not such costs and expenses were incurred pursuant to obligations of Purchaser under this Agreement (including, without limitation, any costs of compliance with presently-existing and future environmental laws, any environmental remediation costs, and any costs of, or awards of damages for, damage to the environment, to natural resources, or to any third party; provided, however, Purchaser does not waive any rights or remedies it may have under any Environmental Laws as they relate to any Hazardous Materials existing at the Property as of the Closing Date, or for any liability in the event of a misrepresentation by of Seller under the provisions of Section
10.2 hereof.

  This Agreement may not be assigned or transferred by Purchaser except to either an affiliate of Purchaser or to one or more of Purchaser's investment trust clients without prior written consent of Seller. No assignment shall relieve Purchaser of any of its obligations under this Agreement. This Agreement may be assigned by Seller to an entity affiliated with Seller, provided that (i) all of the current assets of Seller are assigned to such affiliated entity, and (ii) such entity agrees in writing to assume all of the obligations and liabilities of Seller under this Agreement. Upon such assignment of this Agreement by Seller, Purchaser hereby agrees that Seller shall be relieved of all of its obligations and liabilities hereunder. For purposes hereof, an entity will be deemed to be an "affiliate" of either Purchaser or Seller, respectively, if such entity is controlled by, under common control with or controls Purchaser or Seller, respectively.

  All notices hereunder or required by law shall be sent via United States Mail, postage prepaid, certified mail, return receipt requested, or via any nationally recognized reputable commercial overnight carrier with provisions for receipt, addressed to the parties hereto at their respective addresses set forth below or as they have theretofore specified by written notice delivered in accordance herewith:

PURCHASER:                 c/o General Growth Properties
                           110 North Wacker Drive
                           Chicago, IL  60606
                           Attn:  Joel Bayer

with a copy to:            Neal, Gerber & Eisenberg
                           Two N. LaSalle Street
                           Chicago, IL  60602
                           Attn:  Marshall E. Eisenberg, Esq.


SELLER:                    Connecticut General Life Insurance Company
c/o CIGNA Investments, Inc.
900 Cottage Grove Road
Hartford, CT  06152-2311
Attn: Real Estate Investment Department
      Asset Management, S-311

with a copy to:            CIGNA Corporation
Investment Law Department
900 Cottage Grove Road
Hartford, CT  06152-2215
Attn:  Real Estate Group, S-215A

Delivery will be deemed complete upon actual receipt or refusal to accept delivery.


  Seller shall pay its own attorneys' fees, one- of any escrow fee charged by the Title Company, the cost of the Survey, the cost of the Owner's Title Policy, recording charges in connection with the recordation of any releases of non-Permitted Encumbrances, and all State, County and local transfer taxes. Purchaser shall pay its own attorneys' fees and expenses, one-half of any escrow fee charged by the Title Company, the cost of the 3.1 zoning endorsement, recording charges in connection with the recordation of the Corporate Deed, any mortgage or deed of trust and any other documents recorded in connection with the sale of the Property, sales taxes, and the cost of the Lien Searches and any updated Lien Searches, notwithstanding any local practice to the contrary.

  All the terms and conditions of this Agreement are hereby made binding upon the executors, heirs, administrators, successors and permitted assigns of both parties hereto.

  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

  The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof.

  No provision of this Agreement shall be construed by any Court or other judicial authority against any party hereto by reason of such party's being deemed to have drafted or structured such provisions.

  This Agreement constitutes the entire contract between the parties hereto and there are no other oral or written promises, conditions, representations, understandings or terms of any kind as conditions or inducements to the execution hereof and none have been relied upon by either party.

  The parties agree that this Agreement shall not be recorded. If Purchaser causes this Agreement or any notice or memorandum thereof to be recorded, this Agreement shall be null and void at the option of the Seller.
  Purchaser acknowledges that there shall be no assignment, transfer or continuance of any of Seller's insurance coverage or of the property management contract.

  This Agreement may be executed by both parties in counterparts in which event each shall be deemed an original.

  This Agreement shall be construed, and the rights and obligations of Seller and Purchaser hereunder, shall be determined in accordance with the laws of the State of Michigan.

  This Agreement constitutes Seller's offer to sell to Purchaser on the terms set forth herein and must be accepted by Purchaser by signing three (3) copies hereof and delivering them to the Title Company together with the Deposit no later than 5:00 P.M. Eastern Time on December 28, 1998. If Purchaser has not accepted this Agreement by such date, then this Agreement and the offer represented hereby shall automatically be revoked and shall be of no further force or effect.

  Purchaser and Seller agree that all documents and information concerning the property delivered to Purchaser, the subject matter of this Agreement, and all negotiations will remain confidential. Purchaser and Seller will disclose such information only to those parties required to know it, including, without limitation, employees of either of the parties, consultants and attorneys employed by or engaged by either of the parties, and prospective or existing investment bankers, underwriters, investors and lenders, or as required by law or court order.

  Notwithstanding any provisions hereof to the contrary, the provisions of the second paragraph of Section 6.2 hereof, the provisions of Article IX hereof, the provisions of Section 10.4 hereof, the provisions of Article XI, the provisions of Section 15.15 and the provisions of Section 15.17 (collectively, the "Surviving Covenants") shall survive the Closing and any termination of this Agreement.

  Seller has received the approval of the transaction contemplated herein by all required boards and committees in accordance with the standard policies and procedures of CIGNA Investments, Inc.

  Time is of the essence in this transaction.

  Seller is entering into this Agreement in part on behalf of an insurance company pooled separate account within the meaning of Prohibited Transaction Exemption 90-1 (issued January 29, 1990) and, except as Seller has disclosed to Purchaser on Exhibit K attached hereto in writing, no employee benefit plan or group plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account.

  Purchaser hereby represents and warrants to Seller that it is not related to or affiliated with any of those employee benefit plans listed in Exhibit J (the "Disclosed Plans") such that Purchaser is a "party-in-interest" to any Disclosed Plan, as that term is defined in ERISA Section 3(14), a copy of which is attached hereto as Exhibit K, as that Section may be interpreted or amended.

  Only the assets of Closed-End Real Estate Fund I will be bound for the obligations of Seller hereunder, and Purchaser agrees that it shall have no resort to the assets of Connecticut General Life Insurance Company for the obligations of Seller hereunder.

  Purchaser agrees to indemnify and hold Seller harmless from any cost, expense or damage (including reasonable attorneys' fees) resulting from a breach of the representations and warranties contained herein.

  As used in this Agreement, the term "Business Day" or "Business Days", shall mean any day other than a Saturday, Sunday, or day on which banks are closed in Michigan or Connecticut. If any of the date specified in this Agreement shall fall on a day other than a Business Day, then the date of such action shall be deemed to be extended to the next business day.

  If any action is brought by either party against the other party, relating to or arising out of this Agreement, the transaction described herein or the enforcement hereof, the prevailing party shall be entitled to recover form the other party reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action. For purposes of this Agreement, the term "attorneys' fees" or "attorneys' fees and costs" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostatting, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the appeal, enforcement or collection of any judgment. The provisions of this Section
15.17 shall survive the termination of this Agreement or the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

   Seller and Purchaser agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and other documents (and to bear its own costs and expenses incidental thereto) and to take such other actions as the other of them may reasonably request in order to carry out the intent and purpose of this Agreement; provided, however, that neither Seller nor Purchaser shall be obligated, pursuant to this Section 15.18, to incur any expense of a material nature and/or to incur any material obligations in addition to those set forth in this Agreement and/or its respective closing documents.

  From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its shareholders, directors, officers, members, managers, partners, employees, representatives and agents, and their respective successors and assigns (collectively, the "Indemnified Purchaser Persons") from and against any claims, actions, suits, demands, losses, damages, liabilities, obligations, judgments, settlements, awards, penalties, costs or expenses, including, without limitation, reasonable attorneys' fees and expenses (collectively, "Losses") incurred or suffered by any Indemnified Purchaser Person that results from, relates to or arises out of (a) the breach or inaccuracy of any representation or warranty made by Seller in this Agreement or the documents to be delivered by Seller pursuant hereto, (b) the breach or non-fulfillment by Seller of any of the covenants or agreements of Seller under this Agreement or the documents to be delivered by Seller pursuant hereto, (c) claims made by any tenant under the Leases, any party to the REA, or by any party under those service contracts assigned to Purchaser, that relate to any actions or events first occurring, or obligations first accruing, prior to the Closing Date, (d) any event, occurrence or accident relating to the Property and first accruing during Seller's period of ownership of the Property and prior to the Closing Date, other than any event, occurrence or accident relating to the Property in connection with any Hazardous Materials, or (e) Seller's Liabilities.

  From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its shareholders, directors, officers, members, managers, partners, employees and agents, and their respective successors and assigns (collectively the "Indemnified Seller Persons") from and against any Losses incurred or suffered by any Indemnified Seller Person that results from, relates to or arises out of (a) the breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or the documents to be delivered by Purchaser pursuant hereto, (b) the breach or non-fulfillment by Purchaser of any of the covenants or agreements of Purchaser under this Agreement or the documents to be delivered by Purchaser pursuant hereto, (c) the Assumed Liabilities, (d) claims made by any tenant under the Leases, any party to the REA, or by any party under those service contracts assigned to Purchaser, that relate to any actions or events first occurring, or obligations first accruing, on or after the Closing Date, or
(e) any event, occurrence or accident at any time on or after the Closing Date relating to the Property.

   (a) The indemnified party (the "Indemnified Party") shall give the indemnifying party (the "Indemnifying Party") prompt notice of any Losses incurred (or likely to be incurred) by the Indemnified Party with respect to any claim or assertion of claims by a third party ("Third Party Claim") for which indemnification is available hereunder and the Indemnifying Party may
(i) prior to the commencement of any proceedings in connection with such Losses, undertake the negotiation of any resolution of the dispute relating to such Losses, including without limitation any settlement or release, or
(ii) undertake the defense of any proceeding (including any alternative dispute resolution proceeding) regarding such Losses by selecting legal counsel who shall be reasonably acceptable to the Indemnified Party.

   (b) Provided the Indemnifying Party shall have undertaken the Indemnified Party's defense of a Third Party Claim with legal counsel reasonably acceptable to the Indemnified Party, and shall have so notified the Indemnified Party, the Indemnified Party shall be entitled to participate at its own expense in the aforesaid negotiation or defense of any claim relating to such Losses (subject to reimbursement to the limited extent provided in Section 16.3(e)), but such negotiations or defense shall be controlled by counsel to the Indemnifying Party.

   (c) The Indemnifying Party shall not be liable for payments relating to the resolution of any dispute or any settlement of any litigation or proceeding effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the Indemnified Party's written consent, resolve any dispute or settle or compromise any claim regarding Losses from a Third Party Claim or consent to entry of any judgment which would impose an injunction or other equitable relief upon the Indemnified Party or which does not include as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of any such Losses.

   (d) Each party hereto agrees to give the other party prompt notice of any Losses (or possible Losses) asserted against it which might be Losses for which indemnity could be sought against the other party, but the failure to give such notice shall not release the Indemnifying Party of its obligations under this Section 16.3, expect to the extent of the actual harm suffered thereby.

   (e) In the event the Indemnifying Party fails to timely undertake negotiation of any dispute or defend, contest or otherwise protect against any claim or suit with respect to a Third Party Claim, and to so notify the Indemnified Party, the Indemnified Party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the Indemnifying Party, including reasonable attorneys' and experts' fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof; provided, however, that if the Indemnifying Party undertakes negotiation of any dispute and the defense of such matter in accordance with and subject to the above terms of this Article XVI, the Indemnified Party shall not be entitled to recover from the Indemnifying Party for its costs incurred thereafter in connection therewith other than the reasonable costs of investigation undertaken by the Indemnified Party and reasonable costs of providing assistance. The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the negotiation of any dispute and the defense of the matter subject to indemnification and the Indemnifying Party shall reimburse the Indemnified Party's reasonable costs incurred thereafter in connection with such cooperation and assistance.



[SIGNATURES FOLLOW ON NEXT PAGE]

     EXECUTED BY PURCHASER this _____ day of _______________, 1998.

     PURCHASER:

KALAMAZOO MALL L.L.C., a Delaware limited liability company

     By:   Kalamazoo Mall, Inc., a Delaware corporation it's managing member


           By:  ________________________________
                Name:
                Title:


     EXECUTED BY SELLER this _____ day of __________________, 1998.


     SELLER:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY, a Connecticut corporation, on behalf of its Closed-End Real Estate
     Fund I

By:   CIGNA Investments, Inc., a Delaware corporation, its Authorized Agent


          By:   _______________________________
                Name:
                Title:



Receipt of original copies of this Agreement executed by Seller and Purchaser is acknowledged this ____ day of ____________, 1998.


     Title Company:

__________________________________________


By:  _____________________________________
     Name:
     Title:



AGREEMENT OF PURCHASE AND SALE


BETWEEN


CONNECTICUT GENERAL LIFE INSURANCE COMPANY,
ON BEHALF OF ITS CLOSED-END REAL ESTATE FUND I,
SELLER


AND


KALAMAZOO MALL L.L.C.
PURCHASER





TABLE OF CONTENTS



                            Page



Exhibit A - Description of Land
Exhibit B - Corporate Deed
Exhibit C - Bill of Sale
Exhibit D - Assignment of Leases
Exhibit E - Tenant Notices
Exhibit F - Tenant Estoppel Certificates
Exhibit G - Rent Roll
Exhibit H - Form of Seller's Affidavit of Non-Foreign
              Status
Exhibit I - Pending Litigation
Exhibit J - ERISA Parties-in-Interest List Closed-End
              Real Estate Fund I
Exhibit K - ERISA Section 3(14)
Exhibit L - Assignment of Reciprocal Easement Agreement
Exhibit M - Major Tenants
Exhibit N - REA Estoppel Certificate
Exhibit O - Tenant Defaults